UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934




                                SCIQUEST.COM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    80908Q107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
                              ---------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                |_| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 -------------------------------                -------------------------------
|CUSIP NO.    80908Q107         |     13G      |   Page   2   of   8   Pages   |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------



------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              DEER IV & CO. LLC ("Deer IV")*
              11-3298116
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              1,603,914 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           1,603,914 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,603,914 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                   |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              6.4%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are the total of those reported on pages 3-5, because Deer IV is the General Partner of BVP IV, Bessec IV and BVI LP.

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 2 of 8 pages

 -------------------------------                -------------------------------
|CUSIP NO.    80908Q107         |     13G      |   Page   3   of   8   Pages   |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER VENTURE PARTNERS IV L.P. ("BVP IV")*
              11-3298115
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              872,655 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           872,655 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              872,655 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                   |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              3.5%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVP IV.

                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 3 of 8 pages

 -------------------------------                -------------------------------
|CUSIP NO.    80908Q107         |     13G      |   Page   4    of   8   Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEC VENTURES IV L.P. ("Bessec IV")*
              11-3408591
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              595,611 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           595,611 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              595,611 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                   |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.4%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of Bessec IV.

                      *SEE INSTRUCTION BEFORE FILLING OUT!



                               Page 4 of 8 pages

 -------------------------------                -------------------------------
|CUSIP NO.    80908Q107         |     13G      |   Page   5   of   8    Pages  |
|          ----------------     |              |        -----    ------        |
 -------------------------------                -------------------------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER VENTURE INVESTORS L.P. ("BVI LP")*
              11-3352639
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |X|
                                                                   (b) |_|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

                                              135,598 shs.
            NUMBER OF
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.

                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           135,598 shs.

                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
------------- ------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              135,598 shs.*
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

                                                                   |_|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0.5%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ------------------------------------------------------------------
*The shares reported on this page are included in those reported on page 2, because Deer IV is the General Partner of BVI LP.

                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 5 of 8 pages

Item 1.

(a) Name of Issuer:

                           SciQuest.com Inc.

(b) Address of Issuer's Principal Executive Office:

                           5151 McCrimmon Parkway
                           Morrisville, North Carolina  27560


Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
         Office and Citizenship:
         ----------------------

              This statement is filed by Bessemer Venture Partners IV L.P. ("BVP IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590, Bessec Ventures IV L.P. ("Bessec IV"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, and Bessemer Venture Investors L.P. ("BVI LP"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. The principal business of each of BVP IV, Bessec IV and BVI LP is making venture capital investments for its own account and is carried on at its principal office.

              This statement is also filed by Deer IV & Co. LLC, a Delaware limited liability company whose managers are Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F.O. Gabrieli, David J. Cowan, Robi L. Soni and Gautam Prakash, who are all United States citizens. Deer IV & Co. LLC is the General Partner of BVP IV, Bessec IV and BVI LP and has its principal office at the same address as BVP IV. Deer IV & Co. LLC's principal business is making venture capital investments for the account of BVP IV, Bessec IV and BVI LP and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, CA 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101.

(d) Title of Class of Securities:

                           Common Stock

(e) CUSIP Number:

                           80908Q107



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

              Not applicable.




                               Page 6 of 8 pages

Item 4. Ownership

              Items 5 through 9 of Pages 2 through 5 of this Statement incorporated herein by reference.



Item 5. Ownership of Five Percent or Less of a Class

              Not applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.



Item 8. Identification and Classification of Members of the Group

              See the answer to Item 2(a), (b) and (c).



Item 9. Notice of Dissolution of Group

              Not applicable.



Item 10. Certification

              Not applicable.



                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2000

                                BESSEMER VENTURE PARTNERS IV L.P.

                                By:      Deer IV & Co. LLC, General Partner

                                By:      /s/ Robert H. Buescher
                                   ----------------------------------------
                                         Robert H. Buescher, Manager



                                Page 7 of 8 pages

                                BESSEC VENTURES IV L.P.

                                By:      Deer IV & Co. LLC, General Partner

                                By:      /s/ Robert H. Buescher
                                   ----------------------------------------
                                         Robert H. Buescher, Manager


                                BESSEMER VENTURE INVESTORS L.P.

                                By:      Deer IV & Co. LLC, General Partner

                                By:      /s/ Robert H. Buescher
                                   ----------------------------------------
                                         Robert H. Buescher, Manager


                                DEER IV & CO. LLC

                                By:      /s/ Robert H. Buescher
                                   ----------------------------------------
                                         Robert H. Buescher, Manager



                               Page 8 of 8 pages